Exhibit 10.20

David L. Calhoun

Chairman & Chief Executive Officer

March 22, 2007

Mitchell J. Habib

[ADDRESS]

Dear Mitchell:

On behalf of the Nielsen Company, I am pleased to confirm our employment offer to you for the position of Executive Vice-President for Global Business Services, reporting directly into me. The effective date of employment will be March 1, 2007. In this role, you will be based in our Covington, KY office.

In connection with your position, your annualized base salary will be $600,000, payable in bi-weekly installments of $23,076.92. Your base salary will be reviewed annually along with other Company executives.

Your 2007 Annual Incentive Plan (AIP) target will be $900,000, with $600,000 being guaranteed for fiscal year 2007 only. $300,000 of the ‘07 guaranteed bonus will be advanced to you in order to assist with the equity investment. A 60/40 incentive plan design will be implemented, with 60% of the incentive being against cost reductions and the balance of 40% focused against Nielsen EBITDA for 2007. Specific details will be finalized within the first sixty days of your employment.

You shall receive a cash lump sum payment of $500,000, payable on the first payroll period after your employment commences. In addition, $300,000 of the 2007 AIP guarantee will be provided during the first payroll period after your employment commences.

You will be eligible to participate in the Nielsen Deferred Compensation Plan. This plan allows you to make tax-deferred deductions from your base salary and annual incentive. You may direct these deductions to be invested in a series of mutual funds and elect distributions of these monies either during your employment with Nielsen or after your employment ends. We will provide you with details of the plan and enrollment materials on your start date and you will have thirty days to enroll for 2006-related compensation.

The Nielsen Company 45 Danbury Road Wilton, CT 06897 tel 203 563 2826 fax 203 583 3984 david.calhoun@nielsen.com www.nielsen.com

Nielsen offers a comprehensive benefits program, which is comprised of two components:

•	Insurance benefits – Medical, dental, group life insurance, long-term disability, short-term disability/sick leave and legal services.

•

Retirement savings – 401(k) plan which provides a company match of up to 50% of the first 6% of personal pre-tax contributions to the plan. Additionally, the company will make a discretionary contribution to the 401(k) plan equal to 1% of eligible compensation.

As a member of the senior management team, you will receive the opportunity to make an investment in our parent company’s common stock (“Company Stock”) in an amount of $1,750,000, exercisable in whole or part by you (which will result in your acquisition of 175,000 shares at a purchase price of $10 per share) (your “Initial Investment”).

As a result of this Initial Investment, you will receive an option to purchase a number of shares of Company Stock with an aggregate value of $9,000,000. An Initial Investment price of $10 per share and that these options would be granted in full at the time you make your Initial Investment, you would receive 675,000 options at an exercise price of $10 per share and 112,500 options at an exercise price of $20 per share.

As a condition of making your Initial Investment and receiving the grant of options described above, you will be required to enter into agreements (including, but not limited to, a Management Stockholder’s Agreement, Stock Option Agreement, and Sale Participation Agreement (collectively, the “Equity Agreements”)) that will govern your acquisition, holding and disposition of all Company Stock held by you (and to the extent applicable, your Option and the Common Stock subject thereto). ..

The Company and You will also enter into a mutually agreeable Executive Severance Agreement in the same form as that entered by other similarly situated executives of the Company. Unless and until such formalized Severance Agreement is executed by and the Company, the Company hereby irrevocably agrees that will, among other things, provide you with separation payments of two years of salary, plus a pro-rated annual incentive amount, and benefits continuation for up to twenty-four months, if (i) your employment is terminated by the Company without “Cause” or (ii) you resign from the Company for “Good Reason”.

You will be provided a number of executive perquisites as follows:

1.	annual car allowance of $15,600, payable bi-weekly

2.	annual financial planning and tax assistance of up to $15,000

3.	annual executive physical assistance of up to $2,500

All of the executive benefits will be grossed up on an annual basis.

If relocation outside of Cincinnati is required in the future, following is a summary of the benefits provided (refer to attached policy for specific details):

•	home marketing assistance

•	home sale costs

•	home purchase option (not part of the policy; however, this exception will be provided as discussed. Policy is currently being developed).

•	house hunting trips

•	new home closing costs

•	temporary living expenses

•	movement of household goods

•	relocation allowance (one month of base salary)

•	tax assistance

Five/six weeks of annual vacation will also be provided.

The Company will provide you with a laptop and a mobile telephone/blackberry for business purposes.

All compensation payable to you by the Company under this letter agreement or otherwise will be subject to withholding for taxes in accordance with the normal payroll practices of the Company.

This employment is on an “at-will” basis. In addition, the Immigration Reform and Control Act of 1986 requires employers to verify that all associates are legally authorized to work in the United States. You will be required to complete and return an I-9 form.

Mitchell, I look forward to you joining the executive team at Nielsen. I am confident that the Company has very strong assets and will develop very positively over time.

Sincerely,

Dave Calhoun
Chairman & CEO
The Nielsen Company

CC:	Greg Anderson, Chief Human Resources Officer

Date Accepted: ____________________________

Signature:
Mitchell Habib